Exhibit 10.4
UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

UNITED STATES OF AMERICA	:
:
v.	:	No. H-07-130
:
BAKER HUGHES INCORPORATED,	:	DEFERRED PROSECUTION
	:	AGREEMENT
Defendant	:
:

     Defendant BAKER HUGHES INCORPORATED (“Baker Hughes”), Delaware Corporation, by its undersigned attorneys, pursuant to authority granted by its Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section (“Department of Justice” or the “Department”) enter into this Deferred Prosecution Agreement (“Agreement”) which shall apply to Baker Hughes and all its affiliates and subsidiaries including Baker Hughes Services International, Inc. (“BHSI”). The terms and conditions of this Agreement are as follows:
     1. Baker Hughes accepts and acknowledges that the United States will file a three-count criminal Information in the United States District Court for the Southern District of Texas charging Baker Hughes with conspiracy to violate the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, 15 U.S.C. § 78dd-1, et. seq., in violation of 18 U.S.C. § 371 (Count One); a substantive violation of the FCPA, 15 U.S.C. § 78dd-1(a) (Count Two); and falsification of books and records in violation of 15 U.S.C. §§ 78m(b)(2)(A), 78m(b)(5) and 78ff(a) (Count Three). In so doing,

Baker Hughes knowingly waives its right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code Section 3161, Federal Rule of Criminal Procedure 48(b), and all applicable Local Rules of the United States District Court for the Southern District of Texas for the period during which this Agreement is in effect.
     2. Baker Hughes accepts and acknowledges that it is responsible for the acts of its officers, employees and its wholly-owned subsidiary, BHSI, as set forth in the Statement of Facts annexed hereto as “Attachment A.” Should the Department initiate the prosecution that is deferred by this Agreement, Baker Hughes agrees that it, will neither contest the admissibility of, nor contradict, in any such proceeding, the facts contained in the Statement of Facts. Baker Hughes does not endorse, ratify or condone criminal conduct and, as set forth below, has taken and commits to continue to take significant steps to prevent such conduct from recurring.
     3. This Agreement is agreed to by the Department based upon the fact that Baker Hughes has voluntarily disclosed the misconduct referenced in the Statement of Facts; conducted a thorough investigation of that misconduct and other possible misconduct; regularly reported all its findings to the Department; cooperated in the Department’s subsequent investigation of this matter; agreed to implement remedial measures to ensure that this conduct will not recur and to continue to cooperate with the Department in its ongoing investigation of the conduct of Baker Hughes, BHSI, and the officers, directors, employees and agents thereof.
     4. During the two (2) year term of this Agreement, Baker Hughes agrees to cooperate fully with the Department, and any other authority or agency, domestic or foreign, designated by the Department investigating Baker Hughes, BHSI, or any of its present and former directors, officers, employees, agents, consultants, contractors and subcontractors, or any other party, in any and all matters relating to corrupt payments in connection with its operations. Baker Hughes agrees that its cooperation shall include, but is not limited to, the following:
          a. Baker Hughes shall continue to cooperate fully with the Department, and with all other authorities and agencies designated by the Department, and shall truthfully disclose all information with respect to the activities of Baker Hughes and its present and former subsidiaries and affiliates, and the directors, officers, employees, agents, consultants, contractors and subcontractors thereof, concerning all matters relating to corrupt payments in connection with their operations, related false books and records, and inadequate internal controls about which Baker Hughes has any knowledge or about which the Department shall inquire. This obligation of truthful disclosure includes the obligation of Baker Hughes to provide to the Department, upon request, any document, record, or other tangible evidence relating to such corrupt payments, books and records, and internal controls about which the Department shall inquire of Baker Hughes.
               i. The Department specifically reserves the right to request that Baker Hughes provide the Department with access to information, documents, records, facilities and/or employees that may be subject to a claim of attorney-client privilege and/or the attorney work-product doctrine.
               ii. Upon written notice to the Department, Baker Hughes specifically reserves the right to withhold access to information, documents, records, facilities and/or employees based upon an assertion of a valid claim of attorney-client privilege or application of the attorney work-product doctrine. Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim.
               iii. In the event that Baker Hughes withholds access to the information, documents, records, facilities and/or employees of Baker Hughes, the Department may consider this fact in determining whether Baker Hughes has fully cooperated with the Department.
               iv. Except as provided in this paragraph, Baker Hughes shall not withhold from the Department, any information, documents, records, facilities and/or employees on the basis of an attorney-client privilege or work product claim.

          b. Upon request of the Department, with respect to any issue relevant to its investigation of corrupt payments in connection with the operations of Baker Hughes, or any of its former subsidiaries or affiliates, related books and records and inadequate internal controls, Baker Hughes shall designate knowledgeable employees, agents, or attorneys to provide to the Department the information and materials described in Paragraph 4(a) above, on behalf of Baker Hughes. It is further understood that Baker Hughes must at all times provide complete, truthful, and accurate information.
     c. With respect to any issue relevant to the department’s investigation of corrupt payments in connection with the operations of Baker Hughes, or any of its present or former subsidiaries or affiliates, Baker Hughes shall use its best efforts to make available for interviews or testimony, as requested by the Department, present or former directors, officers, employees, agents and consultants of Baker Hughes, or any of its present or former subsidiaries or affiliates, as well as the directors, officers, employees, agents and consultants of contractors and sub-contractors. This includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities. Cooperation under this Paragraph will include identification of witnesses who, to the knowledge of Baker Hughes, may have material information regarding the matters under investigation.

     d. With respect to any information, testimony, document, record, or other tangible evidence provided to the Department pursuant to this Agreement, Baker Hughes consents to any and all disclosures to other government agencies, whether agencies of the United States or a foreign government, of such materials as the Department, in its sole discretion, shall deem appropriate.
     5. In return for the full and truthful cooperation of Baker Hughes, and compliance with all the terms and conditions of this Agreement, the Department agrees not to use any information related to the conduct described in the attached Statement of Facts against Baker Hughes in any criminal or civil case, except in a prosecution for perjury or obstruction of justice; in a prosecution for making a false statement after the date of this Agreement; in a prosecution or other proceeding relating to any crime of violence; or in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. In addition, the Department agrees, except as provided herein, that it will not bring any criminal or civil case against Baker Hughes, or any subsidiary of Baker Hughes, related to the conduct of present and former employees as described in the attached Statement of Facts, or relating to information Baker Hughes disclosed to the Department prior to the date of this Agreement, concerning its business affairs in Kazakhstan, Angola, Nigeria, Indonesia, Russia, Uzbekistan, Turkmenistan and Azerbaijan, among other countries. This Paragraph does not provide any protection against prosecution for any corrupt payments or false accounting, if any, made in the future by Baker Hughes, or any of its officers, directors, employees, agents or consultants, whether or not disclosed by Baker Hughes, pursuant to the terms of this Agreement. This paragraph also does not provide any protection against prosecution for any corrupt payments made in the past which are not described in the attached Statement of Facts or were not disclosed to the Department prior to the date of this Agreement. In addition, this Paragraph does not provide any protection against criminal prosecution of any present or former officer, employee, director, shareholder, agent or consultant of Baker Hughes for any violations committed by them.
     6. Baker Hughes represents that it has implemented and will continue to implement a compliance and ethics program designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws and foreign bribery laws throughout its operations, including those of its subsidiaries, affiliates, joint ventures, and those of its contractors and subcontractors, with responsibilities that include interactions with foreign officials. Implementation of these policies and procedures shall not be construed in any future enforcement proceeding as providing immunity or amnesty for any crimes not disclosed to the Department as of the date of the execution of this Agreement for which Baker Hughes would otherwise be responsible.
     7. In particular, Baker Hughes represents that, at a minimum, it has undertaken, or agrees that it will undertake, the following steps:

          a. Adopt a system of internal accounting controls and a system designed to ensure the making and keeping of accurate books, records, and accounts; and
          b. Adopt a rigorous anti-corruption compliance code (“Compliance Code”), as described further below, that is designed to detect and deter violations of the FCPA, U.S. commercial bribery laws and foreign bribery laws. The anti-bribery Compliance Code of Baker Hughes will consist of the following elements, at a minimum:
               i. A clearly articulated corporate policy against violations of the FCPA, U.S. commercial bribery laws and foreign bribery laws;
               ii. Promulgation of compliance standards and procedures to be followed by all directors, officers, employees and, where appropriate, business partners, including, but not limited to, agents, consultants, representatives, teaming partners, joint venture partners and other parties acting on behalf of Baker Hughes in a foreign jurisdiction (respectively, “agents” and “business partners”), that are reasonably capable of reducing the prospect that the FCPA, U.S. commercial bribery laws, foreign bribery laws or the Compliance Code of Baker Hughes will be violated;
               iii. The assignment to one or more senior corporate officials of Baker Hughes, who shall report directly to the Audit/Ethics Committee of the Board of Directors, of responsibility for the implementation and oversight of compliance with policies, standards, and procedures established in accordance with the Compliance Code of Baker Hughes;
               iv. The effective communication to all directors, officers, employees and, where appropriate, agents and business partners, of corporate and compliance policies, standards, and procedures regarding the FCPA, U.S. commercial bribery laws and foreign bribery laws. This shall include: (A) training concerning the requirements of the FCPA, U.S. commercial bribery laws and foreign bribery laws on a periodic basis to all directors, officers and employees; and (B) periodic certifications by all directors, officers, employees, including the head of each Baker Hughes business or division, and, where appropriate, agents and business partners, certifying compliance therewith;
               v. A reporting system, including a “Helpline” for directors, officers, employees, agents and business partners to report suspected violations of the Compliance Code or suspected criminal conduct;
               vi. Appropriate disciplinary procedures to address violations of the FCPA, U.S. commercial bribery laws, foreign bribery laws, or the Compliance Code;
               vii. Extensive pre-retention due diligence requirements pertaining to, as well as post-retention oversight of, all agents and business partners, including the maintenance of complete due diligence records at Baker Hughes;

               viii. Clearly articulated corporate procedures designed to ensure that Baker Hughes exercises due care to assure that substantial discretionary authority is not delegated to individuals whom Baker Hughes knows, or should know through the exercise of due diligence, have a propensity to engage in illegal or improper activities;
               ix. A committee consisting of senior officials of Baker Hughes and each Baker Hughes business or division to review and to record, in writing, actions relating to: (A) the retention of any agent or subagents thereof; and (B) all contracts and payments related thereto;
               x. The inclusion in all agreements, contracts, and renewals thereof with all agents and business partners provisions that are reasonably calculated to prevent violations of the FCPA, U.S. commercial bribery laws, foreign bribery laws and other relevant laws, which may, depending upon the circumstances, include: (A) setting forth anti-corruption representations and undertakings relating to compliance with the FCPA, U.S. commercial bribery laws, foreign bribery laws and other relevant laws; (B) allowing for internal and independent audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (C) providing for termination of the agent or business partner as a result of any breach of anti-corruption laws and regulations or representations and undertakings related thereto;

               xi. Financial and accounting procedures designed to ensure that Baker Hughes maintains a system of internal accounting controls and makes and keeps accurate books, records, and accounts; and
               xii. Independent audits by outside counsel and auditors, at no longer than three-year intervals beginning after the completion of the term of the Monitor, as discussed below, to ensure that the Compliance Code, including its anti-corruption provisions, are implemented in an effective manner.
     8. Baker Hughes agrees to engage an independent monitor (“Monitor”) within sixty (60) calendar days of the signing of this Agreement, to monitor the Company’s compliance program with respect to the FCPA, U.S. commercial bribery laws, and foreign bribery laws for a period of three (3) years from the execution of this Agreement, subject to the provisions of paragraphs 9 through 15 below. For thirty (30) calendar days after the signing of this Agreement, the Company and the Department shall use mutual best efforts to identify a mutually acceptable person to serve as the Monitor. If, after that period, the parties have been unable to identify a mutually acceptable person then the Department in its sole discretion shall select a person to serve as the Monitor. The Monitor will review and evaluate the effectiveness of Baker Hughes’s internal controls, record-keeping, and financial reporting policies and procedures as they relate to Baker Hughes’s compliance with the books and records, internal accounting controls, and anti-bribery provisions of the

FCPA, U.S. commercial bribery laws, and foreign bribery laws. This review and evaluation shall include an assessment of those policies and procedures as actually implemented.
     9. Baker Hughes shall cooperate fully with the Monitor and the Monitor shall have the authority to take such reasonable steps, in his or her view, as may be necessary to be fully informed about the operations of Baker Hughes within the scope of his or her responsibilities under this Agreement. To that end, Baker Hughes shall provide the Monitor with access to all information, documents, records, facilities and/or employees that fall within the scope of responsibilities of the Monitor under this Agreement. Any such disclosure to the Monitor retained by Baker Hughes concerning corrupt payments, related books and records and internal controls, shall not relieve Baker Hughes of its obligation to truthfully disclose such matters to the Department.
          a. The parties agree that no attorney-client relationship shall be formed between Baker Hughes and the Monitor.
          b. In the event that Baker Hughes seeks to withhold from the Monitor access to information, documents, records, facilities and/or employees of Baker Hughes which may be subject to a claim of attorney-client privilege or to the attorney work-product doctrine, Baker Hughes shall promptly provide written notice of this determination to the Monitor and the Department. Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim. The Department may then consider whether to make a further request for access to such information, documents, records, facilities and/or employees, as provided in Paragraph 4(a) of this Agreement.
          c. Except as provided in this paragraph, Baker Hughes shall not withhold from the Monitor any information, documents, records, facilities and/or employees on the basis of an attorney client privilege or work product claim.
     10. Baker Hughes agrees that the Monitor shall assess whether these entities’ policies and procedures are reasonably designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws, and foreign bribery laws, and, during the three (3) year period, shall conduct an initial review and prepare an initial report, followed by two (2) follow-up reviews and follow-up reports as described below. With respect to each of the three (3) reviews, after initial consultations with Baker Hughes and the Department, the Monitor shall prepare a written work plan for each of the reviews, which shall be submitted in advance to Baker Hughes and the Department for comment. In order to conduct an effective initial review and to fully understand any existing deficiencies in controls, policies and procedures related to the FCPA, U.S. commercial bribery laws, and foreign bribery laws, the Monitor’s initial work plan shall include such steps as are necessary to develop an understanding of the facts and circumstances surrounding any violation that may have occurred. Any disputes between Baker Hughes and the Monitor with respect to the work plan shall be decided by the Department in its sole discretion.
     11. In connection with the initial review, the Monitor shall issue a written report within one hundred twenty (120) calendar days of his or her retention setting forth the Monitor’s assessment and making recommendations reasonably designed to improve the policies and procedures of Baker Hughes for ensuring compliance with the FCPA, U.S. commercial bribery laws, and foreign bribery laws. The Monitor shall provide the report to the Board of Directors of Baker Hughes and contemporaneously transmit copies to Mark F. Mendelsohn, (or his successor), Deputy Chief, Fraud Section, Criminal Division, U.S. Department of Justice, 10th and Constitution Ave., N.W., Bond Building, Fourth Floor, Washington, D.C. 20530. The Monitor may extend the time period for issuance of the report with prior written approval of the Department.
     12. Within sixty (60) calendar days after receiving the Monitor’s report, Baker Hughes shall adopt all recommendations in the report; provided, however, that within thirty (30) calendar days after receiving the report, Baker Hughes shall advise the Monitor and the Department in writing of any recommendations that Baker Hughes considers unduly burdensome, impractical, or costly. With respect to any recommendation that Baker Hughes considers unduly burdensome, impractical, or costly, Baker Hughes need not adopt that recommendation within that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which Baker Hughes and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty (30) calendar days after Baker Hughes serves the written advice. In the event Baker Hughes and the Monitor are unable to agree on an alternative proposal, Baker Hughes shall abide by the determination of the Monitor. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within sixty (60) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Department.
     13. The Monitor shall undertake two (2) follow-up reviews to further monitor and assess whether the policies and procedures of Baker Hughes are reasonably designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws, and foreign bribery laws. Within sixty (60) calendar days of initiating each follow-up review, the Monitor shall: (a) complete the review; (b) certify whether the anti-bribery compliance program of Baker Hughes, including its policies and procedures, is appropriately designed and implemented to ensure compliance with the FCPA, U.S. commercial bribery laws, and foreign bribery laws; and (c) report on the Monitor’s findings in the same fashion as set forth in Paragraph 11 with respect to the initial review. The first follow-up review shall commence one year after appointment of the Monitor under this Agreement. The second follow-up review shall commence at least one year after completion of the first review. The Monitor may extend the time period for these follow-up reviews with prior written approval of the Department.
     14. In undertaking tale assessments and reviews described in Paragraphs 10 through 13 of this Agreement, the Monitor shall formulate conclusions based on, among other things: (a) inspection of documents, including all the policies and procedures relating to the anti-bribery compliance program of Baker Hughes and all its affiliates and subsidiaries; (b) onsite observation of the systems and procedures of Baker Hughes, including its internal controls and its recordkeeping and internal audit procedures; (c) meetings with and interviews of employees, officers, and directors of Baker Hughes and all its affiliates and subsidiaries, and any other relevant persons; and, (d) analyses, studies and testing of the anti-bribery compliance program of Baker Hughes and all its affiliates and subsidiaries.
     15. The charge of the Monitor, as described above, is to review the controls, policies and procedures of Baker Hughes and all its affiliates and subsidiaries related to compliance with the FCPA, U.S. commercial bribery laws and foreign bribery laws. Should the Monitor during the course of his or her engagement discover that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by any Baker Hughes entity or person, or any entity or person working directly or indirectly for Baker Hughes, or that related false books and records have been maintained, the Monitor shall promptly report such payments to Baker Hughes for further investigations, unless the Monitor believes, in the exercise of his or her discretion, that such disclosure should be made directly to the Department. If the Monitor refers the matter only to Baker Hughes, Baker Hughes shall promptly report the same to the Department. If Baker Hughes fails to make such disclosure within ten (10) calendar days of the report of such payments to Baker Hughes, the Monitor shall independently disclose his or her findings to the Department at the address listed above in Paragraph 11. Further, in the event that Baker Hughes, or any entity or person working directly or indirectly for Baker Hughes, refuses to provide information necessary for the performance of the Monitor’s responsibilities, the Monitor shall disclose that fact to the Department. Baker Hughes and its shareholders shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason. The Monitor may report other criminal or regulatory violations discovered in the course of performing its duties, in the same manner as described above.
     16. In consideration of the action of Baker Hughes in voluntarily disclosing and conducting an investigation by outside legal counsel regarding the matter set out in the attached Statement of Facts and other matters disclosed to the Department, and the cooperation of Baker Hughes with the investigation conducted by the Department; and the willingness of Baker Hughes to: (a) acknowledge responsibility for its behavior and that of its subsidiaries and affiliates; (b) continue its cooperation with the Department; (c) adopt and maintain remedial measures and independently review and audit such measures; and (d) cause its subsidiary, BHSI, to enter into a plea agreement and plead guilty to the charges set forth in a separate criminal Information, the Department agrees that any prosecution of Baker Hughes for the conduct set forth in the attached Statement of Facts, and for the conduct relating to information Baker Hughes disclosed to the Department prior to the date of this Agreement concerning its business affairs in Kazakhstan, Angola, Nigeria, Indonesia, Russia, Uzbekistan, Turkmenistan and Azerbaijan, among other countries, be and hereby is deferred for a period of two (2) years from the date of this Agreement.
     17. The Department further agrees that if Baker Hughes is in full compliance with all of its obligations under this Agreement, including its obligation to adopt the recommendations of the Monitor in accordance with the terms of Paragraph 12, the Department will not continue the criminal prosecution against Baker Hughes described in Paragraph 1 and, after two (2) years, this Agreement shall expire.
     18. If the Department determines, in its sole discretion, that Baker Hughes at any time during the two-year term of this Agreement, has committed any federal crimes subsequent to the date of this Agreement, has provided deliberately false, incomplete, or misleading information under this Agreement, or has otherwise breached the Agreement, Baker Hughes shall, in the Department’s sole discretion, thereafter be subject to prosecution for any federal criminal violation of which the Department has knowledge. Any such prosecutions may be premised on information provided by Baker Hughes. Moreover, Baker Hughes agrees that any such prosecution that is not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against Baker Hughes in accordance with this Agreement, notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the termination of this Agreement. By this Agreement, Baker Hughes expressly intends to and does waive any rights in this respect.
     19. It is further agreed that in the event that the Department determines that Baker Hughes has breached this Agreement: (a) all statements made by or on behalf of Baker Hughes to the Department or to the Court, including the attached Statement of Facts, and any testimony given by Baker Hughes before a grand jury or any tribunal, at any legislative hearings, or to the Securities and Exchange Commission (“SEC”), whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Department against Baker Hughes; and (b) Baker Hughes shall not assert any claim under the United States Constitution, Rule 11(f) of the

Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of Baker Hughes prior to or subsequent to this Agreement, or any leads developed therefrom, should be suppressed. The decision whether conduct or statements of any individual will be imputed to Baker Hughes for the purpose of determining whether Baker Hughes has violated any provision of this Agreement shall be in the sole discretion of the Department.
     20. Baker Hughes acknowledges that the Department has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if Baker Hughes breaches this Agreement and this matter proceeds to judgment. Baker Hughes further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.
     21. Baker Hughes agrees that in the event it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale is structured as a stock or asset sale, merger, or transfer, they shall include in any contract for sale, merger or transfer a provision binding the purchaser or any successor in interest thereto to the obligations described in this Agreement.

     22. Baker Hughes expressly agrees that it shall not, through present or future attorneys, Boards of Directors, officers, or any other person authorized to speak for Baker Hughes, make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by Baker Hughes set forth above or the factual statements set forth in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights below by Baker Hughes, constitute a breach of this Agreement and Baker Hughes thereafter shall be subject to prosecution as set forth in Paragraphs 18 and 19 of this Agreement. The decision, whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to Baker Hughes for the purpose of determining whether they have breached this Agreement shall be at the sole discretion of the Department. If the Department determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Department shall so notify Baker Hughes and Baker Hughes may avoid a breach of this Agreement by publicly repudiating such statement(s) within two (2) business days after notification. Consistent with the obligations of Baker Hughes as set forth above, Baker Hughes shall be permitted to raise defenses and to assert affirmative claims in civil and regulatory proceedings relating to the matters set forth in the Statement of Facts. This Paragraph is not intended to apply to any statement made by any employee of Baker

Hughes in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of Baker Hughes.
     23. In connection with this Agreement, Baker Hughes shall only issue a press release if it first determines that the text of the release is acceptable to the Department.
     24. It is understood that this Agreement is binding on Baker Hughes and the Department but specifically does not bind any other federal agencies, or any state or local law enforcement or regulatory agencies, although the Department will bring the cooperation of Baker Hughes and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by Baker Hughes.
     25. This Agreement sets forth all the terms of the Deferred Prosecution Agreement between Baker Hughes and the Department. No modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Department, the attorneys for Baker Hughes, and a duly authorized representative of Baker Hughes.
     26. Any notice to Baker Hughes under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service or registered or certified mail, in each case addressed to the General Counsel, Baker Hughes

Incorporated, 2929 Allen Parkway, Suite 2100, Houston, Texas 77019. Notice shall be effective upon actual receipt by Baker Hughes.

AGREED:
     FOR BAKER HUGHES INCORPORATED:

/s/ Reid M. Figel REID M. FIGEL, ESQ.
Kellogg, Huber, Hansen, Todd, Evans
& Figel, P.L.L.C.
Washington, D.C. 20036
Counsel for Baker Hughes Incorporated

/s/ Alan R. Crain, Jr. ALAN R. CRAIN, JR.
Senior Vice-President and General Counsel
Baker Hughes. Incorporated
     FOR THE DEPARTMENT OF JUSTICE:

STEVEN A. TYRRELL
Chief, Fraud Section

By:	/s/ Mark F. Mendelsohn
MARK F. MENDELSOHN
Deputy Chief, Fraud Section

By:	/s/ John A. Michelich
JOHN A. MICHELICH
Senior Trial Attorney, Fraud Section
United States Department of Justice
Fraud Section, Criminal Division
10th & Constitution Avenue, NW
Washington, D.C. 20530
(202) 514-7023
Filed at Houston, Texas, on this 11 day of April, 2007.

ATTACHMENT A
STATEMENT OF FACTS
     The following Statement of Facts is incorporated by this reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice (the “Department”) and Baker Hughes Incorporated (“Baker Hughes”), and the parties hereby agree and stipulate that the following information is true and accurate. As set forth in Paragraph 2 of the Agreement, Baker Hughes accepts and acknowledges that it is responsible for the acts of its officers and employees, and those of its wholly-owned subsidiary, defendant Baker Hughes Services International, Inc. (“BHSI”), that are set forth below. Should the Department initiate the prosecution that is deferred by this Agreement, Baker Hughes agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding. If this matter were to proceed to trial, the United States would prove beyond a reasonable doubt, by admissible evidence, the facts alleged in the Information. This evidence would establish the following:
Baker Hughes Incorporated
     1. Baker Hughes, headquartered in Houston, Texas, was a corporation organized under the laws of the State of Delaware, with principal offices in Houston, Texas. Baker Hughes was a global provider of

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comprehensive oil-field services and products which it provided through several subsidiaries and operating divisions, and operated in more than 80 countries.
     2. Baker Hughes issued and maintained a class of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (15 U.S.C. § 781) and was required to file periodic reports with the United States Securities and Exchange Commission under Section 13 of the Securities Exchange Act (15 U.S.C. § 78m). Accordingly, Baker Hughes was an “issuer” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1(a).
Baker Hughes Services International, Inc.
     3. From in or about 1993 to the present, Baker Hughes maintained BHSI, a wholly owned subsidiary which was organized under the laws of the State of Delaware and which conducted business in the Republic of Kazakhstan, the Southern District of Texas and elsewhere. Accordingly, BHSI was a “domestic concern” within the meaning of the FCPA, (15 U.S.C. § 78dd-2). BHSI was engaged in the business of providing comprehensive oil-field services and products in the Republic of Kazakhstan and elsewhere and, during the relevant period, maintained an office in Almaty, Kazakhstan.

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     4. BHSI regularly sought approval for management decisions from superiors at Baker Hughes management offices in Houston, Texas. BHSI maintained a bank account at the Chase Bank of Texas, N.A., in Houston, Texas. For internal accounting purposes, BHSI regularly sent invoices to the various Baker Hughes operating divisions requesting them to remit funds directly to BHSI’s account at Chase Bank in Houston. Accordingly, BHSI operated within the territorial jurisdiction of the United States.
The Karachaganak Project in Kazakhstan
     5. The government of the Republic of Kazakhstan managed its national petroleum exploration and production through Kazakhoil, its state-owned oil company. Kazakhoil is a government instrumentality and its employees are foreign government officials within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1(f)(1)(A). From time to time, Kazakhoil would form consortiums, in which Kazakhoil would join with several different oil companies, in order to undertake collectively particular petroleum exploration and production projects.
     6. Karachaganak was a giant gas and oil field located in northwestern Kazakhstan. Beginning in or about 1997, the government of Kazakhstan and Kazakhoil entered into a Final Production Sharing Agreement with a consortium of four international oil companies known as the

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Karachaganak Integrated Organization (“KIO”), for the development and operation of the oil production facilities in Karachaganak.
     7. The four international oil companies formed the Karachaganak Petroleum Operating Company, B.V. (“KPO”), a company organized and registered under the laws of The Netherlands, which maintained its principal offices in the Republic of Kazakhstan. KPO was responsible for developing and operating the Karachaganak field on behalf of partners in the joint venture. KPO solicited bids from outside vendors for comprehensive oil-field drilling services and products including project management, oil drilling and engineering support. In December, 1999, Baker Hughes was invited to submit a bid to KPO for a contract to provide a wide range of oil-field drilling and production services for the Karachaganak project.
The Co-Conspirators
     8. BHSI Employee A (hereinafter, “Employee A”), who is named in the Information as a co-conspirator but not as a defendant, was employed as Country Manager and Business Development Manager of BHSI. Employee A also served as a Business Development Manager and as the Team Leader for the Karachaganak tender. Employee A’s duties included, among other things, the coordination of the various Baker Hughes operating divisions relating to the Baker Hughes bid on the Karachaganak project. As such, Employee A

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was an employee of a “domestic concern” within the meaning of the FCPA, 15 U.S.C. § 78dd-2.
     9. Consulting Firm A, which is named in the Information as a co-conspirator but not as a defendant, was a consulting firm incorporated and registered as a private limited liability company in the Isle of Man, where it maintained its principal place of business. Consulting Firm A maintained a business office in London, United Kingdom, and also maintained a bank account in the name of Consulting Firm A at Barclay’s Bank in London, United Kingdom. Generally, Consulting Firm A provided unspecified administrative and consulting services and acted as an agent for companies doing business in the Republic of Kazakhstan and elsewhere.
     10. Agent A, who is named in the Information as a co-conspirator but not as a defendant, was a director of Consulting Firm A, and acted as the representative of Consulting Firm A and as the agent for Baker Hughes regarding its bid for Karachaganak. Agent A informed Employee A that a Kazakhoil official demanded that BHSI pay a commission to Consulting Firm A in order for BHSI to obtain the Karachaganak contract. Agent A is a citizen of the United Kingdom.

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The Baker Hughes Bid for Karachaganak
     11. In or about February 2000, Baker Hughes, through BHSI, submitted a consolidated bid to KPO for various categories of work on the Karachaganak project. The bid was submitted for work to be performed by Baker Hughes operating divisions Baker Atlas, Baker Oil Tools and INTEQ, and was coordinated and submitted by Baker Hughes Enterprise Services & Technology Group (“BEST”). BEST was a team of Baker Hughes business development managers responsible for coordinating, structuring and marketing Baker Hughes oilfield services for significant contracts across its various operating divisions, and was not itself a business unit.
     12. Although it was not a member of the KPO consortium, Kazakhoil wielded considerable influence as Kazakhstan’s national oil company and, in effect, the ultimate award of a contract by KPO to any particular bidder depended upon the approval of Kazakhoil officials. Kazakhoil was controlled by officials of the Government of Kazakhstan and, as such, was an “instrumentality” of a foreign government and its officers and employees were “foreign officials,” within the meaning of the FCPA, 15 U.S.C. § 78dd-1(f)(1)(A). Baker Hughes understood that KPO’s approval of their bid for the contract depended heavily on a favorable recommendation from Kazakhoil.

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Kazakhoil Directs BHSI to Retain an Agent
     13. In or about early September 2000, Baker Hughes managers and executives received unofficial notification that their bid was successful and that Baker Hughes would win the Karachaganak tender. Nevertheless, in or about mid-September 2000, a Kazakhoil official demanded that, in order for Baker Hughes to win the Karachaganak contract, BHSI should pay Consulting Firm A, an agent located on the Isle of Man, a commission equal to 3.0% of the revenue earned by Baker Hughes on the Karachaganak contract.
     14. On September 17, 2000, Employee A sent an e-mail informing his supervisor that Kazakhoil officials were demanding that Baker Hughes retain an agent in order to receive approval for the Karachaganak project and stated, among other things, that “. . . Kazakhoil approached me through an agent in London stating that to get Kazakhoil approval a 3% commission is required. This as you know I refused and said that it is utterly outrageous to wait until a contractor is chosen and start demanding amounts that have been suggested.” Further, Employee A suggested that Baker Hughes should make a counter-offer to retain the agent only for future business which “. . . keeps us clear of any criticism (sic) for this KIO contract.” Further, Employee A stated, “. . . unless we do something we are not going to get the Kazakhoil support . . .”

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and “. . . we are in the driving seat but if one our (sic) competitors comes in with a pot of gold, it is not going to be our contract.”
     15. On September 19, 2000, Employee A sent an e-mail to Agent A, director of Consulting Firm A, in London, stating that Employee A had the “green light” from his corporate superiors to proceed with the agency agreement as proposed.
     16. Although Consulting Firm A had performed no services to assist Baker Hughes or BHSI in preparing and submitting their bid for Karachaganak, BHSI sought and obtained approval from executives of operating divisions Baker Atlas, Baker Oil Tools, and INTEQ, to retain and pay a commission to Consulting Firm A of 2.0% of the revenue earned by each operating division in the Karachaganak project.
     17. On or about September 24, 2000, Employee A sent an e-mail to his supervisor and others informing them that Kazakhoil had rejected the Baker Hughes counter-offer to hire an agent only for future business in Kazakhstan, and stated “unless we pay a commission relative to the KIO contract we can say goodbye to this and future business.” Also, Employee A sent an e-mail to Agent A of Consulting Firm A and attached a side-letter agreement retaining Consulting Firm A as an agent for BHSI and agreeing to pay a 2.0% commission based upon revenue earned by Baker Hughes on the

8

Karachaganak contract and 3.0% of revenue for all future services it would perform in Kazakhstan. In the e-mail, Employee A stated, “You will note the consideration has been greatly increased and trust this will receive the recognition it deserves in the necessary corners of Kazakhstan in confirming their support to Baker Hughes.” The side-letter, dated September 1, 2000, stated that Consulting Firm A had been retained by Baker Hughes “ . . . in recognition of said work and assistance given by [Consulting Firm A] towards Baker Hughes in pursuit of the Karachaganak contract. . .” and that Baker Hughes had decided to reward Consulting Firm A by payment of consideration equal to 2.0% of the contract revenues.
     18. On September 25-26, 2000, Employee A and his supervisor began to canvass officers of operating divisions Baker Atlas, Baker Oil Tools and INTEQ requesting their agreement to pay their share of the agency commission. On September 26, 2000, Employee A received an e-mail from his supervisor directing Employee A not to sign any agency agreement until they had discussed several remaining issues. On September 27, 2000, Employee A received an e-mail from his supervisor informing him that the operating divisions had approved the plan to pay a 2.0% to 3.0% commission to Consulting Firm A for the Karachaganak contract.

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Baker Hughes Wins the Karachaganak Contract
     19. On September 27, 2000, Employee A signed a “Sales Representation Agreement” on behalf of BHSI with Consulting Firm A, which was backdated to September 1, 2000. In early October 2000, officials of KPO notified BHSI and Baker Hughes that the Baker Hughes tender was successful and the Karachaganak contract was awarded to Baker Hughes. The Integrated Services Contract between KPO and BHSI became effective on or about October 23, 2000. Thereafter, Baker Hughes and operating divisions Baker Atlas, Baker Oil Tools and INTEQ, through Baker Hughes’s subsidiary BHSI, performed services pursuant to the contract with KPO.
Baker Hughes Divisions and BHSI Pay Commissions
     20. On approximately a monthly basis, beginning in May 2001, and continuing through at least November 2003, BHSI would notify the three Baker Hughes operating divisions of the amount of commission charges each division owed based upon calculating 2.0% of that division’s revenue for the month. BHSI sent an invoice to each operating division requesting it to send its commission payment to the BHSI bank account at Chase Bank in Houston, Texas.
     21. Beginning in May 2001, and continuing through at least November 2003, BHSI and Baker Hughes made commission payments to

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Consulting Firm A totaling $4,100,162.70, which represented 2.0% of the revenue earned by Baker Hughes and its sub-contractors on the Karachaganak project. Each commission payment was wire-transferred from the BHSI bank account at Chase Bank in Houston to an account in the name of Consulting Firm A at Barclay’s Bank in London, United Kingdom.
     22. On the dates set forth below, the following payments were made via wire transfer from a BHSI bank account at Chase Bank in Houston, Texas, to a bank account maintained by Consulting Firm A at Barclay’s Bank, in London, United Kingdom:
Commission Payments to
Consulting Firm A

Date	Amount in USD
May 24, 2001	$32,540.00
June 20, 2001	$97,116.00
August 1, 2001	$117,336.00
August 22, 2001	$108,680.00
October 26, 2001	$278,999.00
December 6, 2001	$323,399.00
December 13, 2001	$34,123.00
January 16, 2002	$147,211.02
February 21, 2002	$125,367.00

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Date	Amount in USD
April 5, 2002	$281,741.00
May 15, 2002	$170,950.00
June 25, 2002	$143,107.00
August 1, 2002	$380,682.47
September 27, 2002	$400,488.58
November 27, 2002	$139,819.00
December 31, 2002	$118,843.00
January 29, 2003	$122,146.93
February 25, 2003	$121,810.62
March 3, 2003	$123,737.08
April 8, 2003	$111,760.42
May 8, 2003	$96,535.78
May 27, 2003	$126,761.96
July 1, 2003	$103,600.98
July 30, 2003	$111,362.50
September 16, 2003	$105,170.33
October 28, 2003	$83,052.94
November 25, 2003	$93,821.11
Total	$4,100,162.70

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     23. Baker Hughes and BHSI failed to properly account for the purported commission payments to Consulting Firm A, and failed to describe accurately the transactions in its books and records. Instead, Baker Hughes and BHSI improperly characterized the payments made as legitimate payments for, among other things, “commissions,” “fees,” or “legal services.” However, Consulting Firm A had no office or presence in Kazakhstan and rendered no goods or ancillary agency services to Baker Hughes or BHSI in Kazakhstan or elsewhere. In fact, the so-called “commission” payments made to Consulting Firm A were bribes, paid and authorized by employees of BHSI, all or part of which BHSI understood and intended to be transferred to an undisclosed official or officials of Kazakhoil, in exchange for which Baker Hughes and BHSI would receive the contract to provide services in the Karachaganak oilfield project.
     24. Net revenues realized by Baker Hughes on the Karachaganak project were $189.2 Million. After offsetting net revenues by the company’s expenses, Baker Hughes recognized a profit of approximately $19.9 million.
Conclusion
     25. Based upon the facts as set forth above, Baker Hughes admits that it is an “issuer” within the meaning of the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq., and that its officers, employees and agents made use of and caused the use of the mails and means and instrumentalities of interstate commerce corruptly in furtherance of a payment of money to Consulting Firm A, while knowing that all or a portion of such money would be given, directly or indirectly, to an official of Kazakhoil, an instrumentality of the government of Kazakhstan, for the purpose of influencing acts and decisions of a foreign official in his official capacity to secure an improper advantage for Baker Hughes and BHSI, and to assist Baker Hughes in obtaining and retaining business; and that Baker Hughes failed to accurately reflect in its books and records the payment of commissions to Consulting Firm A totaling $4,100,162.70.
AGREED:
     FOR BAKER HUGHES INCORPORATED:

/s/ Reid M. Figel REID M. FIGEL, ESQ.
Kellogg, Huber, Hansen, Todd, Evans
& Figel, P.L.L.C.
Washington, D.C. 20036
Counsel for Baker Hughes Incorporated

/s/ Alan R. Crain, Jr. ALAN R. CRAIN, JR.
Senior Vice-President and General Counsel
Baker Hughes Incorporated

     FOR THE DEPARTMENT OF JUSTICE:

STEVEN A. TYRRELL
Chief, Fraud Section

By:	/s/ Mark F. Mendelsohn MARK F. MENDELSOHN
Deputy Chief, Fraud Section

By:	/s/ John A. Michelich JOHN A. MICHELICH
Senior Trial Attorney, Fraud Section
United States Department of Justice
Fraud Section, Criminal Division
10th & Constitution Avenue, NW
Washington, D.C. 20530
(202) 514-7023
     Filed at Houston, Texas, on this ___day of April, 2007.